Exhibit 99

Contact:	610-337-1000	For Immediate Release:
	Robert W. Krick, ext. 13645	April 27, 2010
Brenda A. Blake, ext. 13202
AmeriGas Partners Reports Second Quarter Results, Updates Guidance
VALLEY FORGE, Pa., April 27 — AmeriGas Propane, Inc., general partner of AmeriGas Partners, L.P. (NYSE: APU), reported net income attributable to AmeriGas Partners, L.P. for the second fiscal quarter ended March 31, 2010 of $134.5 million compared to $147.8 million for the same period last year. Net income attributable to AmeriGas Partners, L.P. for the current year period includes the impact of a $12.2 million loss related to the discontinuance of hedge accounting for interest rate protection agreements related to a previously anticipated debt refinancing that is no longer needed.
The Partnership’s earnings before interest expense, income taxes, depreciation and amortization (EBITDA) decreased to $173.6 million for the second quarter of fiscal 2010 compared to EBITDA of $187.3 million for the same period last year. EBITDA for the current year period includes the $12.2 million loss related to the interest rate hedges and, to a lesser extent, a decrease in total margin resulting primarily from lower volumes sold partially offset by increased retail unit margins. For the three months ended March 31, 2010, retail volumes sold were 4% lower than the prior-year period as the impact of colder weather was more than offset by the continuing effects of the economic recession and customer conservation. Weather was essentially normal during the recent quarter and 4.1% colder than in the prior-year period, according to the National Oceanic and Atmospheric Administration (NOAA).
Eugene V. N. Bissell, chief executive officer of AmeriGas, said, “Excluding the loss on the interest rate hedges, our results were in line with expectations for the quarter. Given the results to date and our assessment of conditions for the remainder of the year, we expect Adjusted EBITDA (which excludes the impact of the loss related to the interest rate hedges) for the fiscal year ending September 30, 2010, to be in the range of $335 million to $345 million.” In discussing the interest rate hedges, Bissell continued, “We entered into interest rate protection agreements several years ago in anticipation of a $150 million debt refinancing later this year. During the quarter we concluded that, based upon the strength of our financial performance, there is no longer a need for such a refinancing. As a result, we discontinued hedge accounting during the quarter and settled the hedges in early April.”
-MORE-

AmeriGas Partners Reports Second Quarter Results, Updates Guidance	Page 2
Revenues for the quarter were $886.1 million versus $823.4 million a year ago primarily due to higher retail selling prices associated with increased commodity prices partially offset by lower volumes sold. Operating income decreased $14.9 million to $153.2 million for the quarter principally reflecting the impact of the loss on the interest rate hedges and the decline in total margin. Operating and administrative expenses were virtually unchanged from the prior-year quarter.
Separately, AmeriGas Propane Inc. announced a special meeting of the limited partners to approve the 2010 AmeriGas Propane, Inc. Long-Term Incentive Plan on behalf of AmeriGas Partners, L.P. The special meeting will be held on July 30, 2010. All Common Unitholders as of the June 1, 2010 record date will receive a proxy statement in early June and will be entitled to vote at the meeting.
Estimated fiscal 2010 Adjusted EBITDA, which excludes the loss on the termination of the interest rate protection agreements, is a non-GAAP financial measure. Management believes the presentation of this measure for fiscal 2010 provides useful information to investors to more effectively evaluate the year-over-year results of operations of the Partnership in fiscal 2010. This measure is not comparable to measures used by other entities and should only be considered in conjunction with income per limited partner unit.
AmeriGas Partners is the nation’s largest retail propane marketer, serving approximately 1.3 million customers in all 50 states from approximately 1,200 locations. UGI Corporation (NYSE:UGI), through subsidiaries, owns 44% of the Partnership and the public owns the remaining 56%.
AmeriGas Partners, L.P. will hold a live Internet Audio Webcast of its conference call to discuss second quarter earnings and other current activities at 4:00 PM ET on Wednesday, April 28, 2010. Interested parties may listen to the audio webcast both live and in replay on the Internet at http://investor.shareholder.com/ugi/apu/events.cfm or at the company website; http://www.amerigas.com and click on Investor Relations. A telephonic replay will be available from 7:00 PM ET on April 28 through midnight Friday, April 30. The replay may be accessed at 1-888-203-1112, passcode 4051448 and International access 1-719-457-0820, passcode 4051448.
Comprehensive information about AmeriGas is available on the Internet at www.amerigas.com.
This press release contains certain forward-looking statements which management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read the Partnership’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions, price volatility and availability of propane, increased customer conservation measures, the capacity to transport propane to our market areas, the impact of pending and future legal proceedings, and political, economic and regulatory conditions in the U. S. and abroad. The Partnership undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

AP-06	###	4/27/10

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES
REPORT OF EARNINGS
(Thousands, except per unit and where otherwise indicated)
(Unaudited)

	Three Months Ended		Six Months Ended		Twelve Months Ended
	March 31,		March 31,		March 31,
	2010	2009	2010	2009	2010	2009
Revenues:
Propane	$845,043	$780,123	$1,459,401	$1,458,751	$2,092,540	$2,423,447
Other	41,058	43,254	83,295	91,690	159,810	187,359

	886,101	823,377	1,542,696	1,550,441	2,252,350	2,610,806

Costs and expenses:
Cost of sales — propane	529,393	460,189	904,842	888,658	1,270,516	1,576,431
Cost of sales — other	10,344	13,737	24,464	30,806	55,830	69,003
Operating and administrative expenses	166,096	165,118	312,910	325,103	602,959	618,028
Depreciation	19,931	19,581	39,914	39,001	79,441	77,184
Amortization	1,907	1,313	3,305	2,636	5,929	5,009
Gain on sale of California storage facility	—	—	—	(39,887)	—	(39,887)
Other expense (income), net	5,182	(4,676)	1,399	(8,757)	(5,849)	(15,462)

	732,853	655,262	1,286,834	1,237,560	2,008,826	2,290,306

Operating income	153,248	168,115	255,862	312,881	243,524	320,500
Interest expense	(16,710)	(17,795)	(33,203)	(36,520)	(67,023)	(72,479)

Income before income taxes	136,538	150,320	222,659	276,361	176,501	248,021
Income taxes	(549)	(774)	(1,716)	(1,411)	(2,898)	(2,306)

Net income	135,989	149,546	220,943	274,950	173,603	245,715
Less: net income attributable to noncontrolling interests	(1,506)	(1,711)	(2,501)	(3,152)	(2,316)	(3,153)

Net income attributable to AmeriGas Partners, L.P.	$134,483	$147,835	$218,442	$271,798	$171,287	$242,562

General partner’s interest in net income attributable to AmeriGas Partners, L.P.	$1,913	$1,783	$3,319	$3,329	$6,728	$3,647

Limited partners’ interest in net income attributable to AmeriGas Partners, L.P.	$132,570	$146,052	$215,123	$268,469	$164,559	$238,915

Income per limited partner unit (a)

Basic	$1.59	$1.71	$2.74	$3.21	$2.88	$3.76

Diluted	$1.59	$1.71	$2.74	$3.21	$2.88	$3.76

Average limited partner units outstanding:
Basic	57,077	57,046	57,066	57,030	57,056	57,020

Diluted	57,124	57,081	57,114	57,071	57,104	57,061

SUPPLEMENTAL INFORMATION:

Retail gallons sold (millions)	329.2	342.9	596.6	621.1	903.7	966.7
EBITDA (b)	$173,580	$187,298	$296,580	$351,366	$326,578	$399,540
Expenditures for property, plant and equipment:
Maintenance capital expenditures	$10,850	$8,642	$21,279	$17,288	$41,503	$33,455
Growth capital expenditures	$7,808	$10,113	$24,105	$20,606	$44,726	$35,919

(a)	Income per limited partner unit is computed in accordance with accounting guidance regarding the application of the two-class method for determining earnings per share as it relates to master limited partnerships. Refer to Notes 2 and 3 to the consolidated financial statements included in the AmeriGas Partners, L.P. Annual Report on Form 10-K for the fiscal year ended September 30, 2009.

(b)	Earnings before interest expense, income taxes, depreciation and amortization (“EBITDA”) should not be considered as an alternative to net income attributable to AmeriGas Partners, L.P (as an indicator of operating performance) and is not a measure of performance or financial condition under accounting principles generally accepted in the United States (“GAAP”). Management believes EBITDA is a meaningful non-GAAP financial measure used by investors to (1) compare the Partnership’s operating performance with other companies within the propane industry and (2) assess its ability to meet loan covenants. The Partnership’s definition of EBITDA may be different from that used by other companies.

Management uses EBITDA to compare year-over-year profitability of the business without regard to capital structure as well as to compare the relative performance of the Partnership to that of other master limited partnerships without regard to their financing methods, capital structure, income taxes or historical cost basis. In view of the omission of interest, income taxes, depreciation and amortization from EBITDA, management also assesses the profitability of the business by comparing net income attributable to AmeriGas Partners, L.P for the relevant years.

(continued)

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES
REPORT OF EARNINGS
(Thousands, except per unit and where otherwise indicated)
(Unaudited)
(continued)
Management also uses EBITDA to assess the Partnership’s profitability because its parent, UGI Corporation, uses the Partnership’s EBITDA to assess the profitability of the Partnership. UGI Corporation discloses the Partnership’s EBITDA as the profitability measure to comply with the GAAP requirement to provide profitability information about its domestic propane segment. EBITDA in the three, six, and twelve months ended March 31, 2010 includes a $12,193 pre-tax loss on discontinuance of hedge accounting for interest rate protection agreements. EBITDA in the six and twelve months ended March 31, 2009 includes a $39,887 pre-tax gain from the sale of the Partnership’s California storage facility.
The following table includes reconciliations of net income attributable to AmeriGas Partners, L.P to EBITDA for all periods presented:

	Three Months Ended		Six Months Ended		Twelve Months Ended
	March 31,		March 31,		March 31,
	2010	2009	2010	2009	2010	2009
Net income attributable to AmeriGas Partners, L.P	$134,483	$147,835	$218,442	$271,798	$171,287	$242,562
Income taxes	549	774	1,716	1,411	2,898	2,306
Interest expense	16,710	17,795	33,203	36,520	67,023	72,479
Depreciation	19,931	19,581	39,914	39,001	79,441	77,184
Amortization	1,907	1,313	3,305	2,636	5,929	5,009

EBITDA	$173,580	$187,298	$296,580	$351,366	$326,578	$399,540

The following table includes a reconciliation of forecasted net income to forecasted Adjusted EBITDA for the fiscal year ending September 30, 2010:

Forecast
Fiscal
Year
Ending
September 30,
2010
Net income (estimate)	$172,800
Interest expense (estimate)	66,000
Income tax expense (estimate)	3,000
Depreciation (estimate)	80,000
Amortization (estimate)	6,000
Loss on interest rate hedges	12,200

Adjusted EBITDA	$340,000

2